Exhibit 10.1

ADDENDUM TO

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

PAINCARE HOLDINGS, INC.,

PAINCARE ACQUISITION COMPANY X, INC.,

REW MERGER CORP.

AND

ROBERT E. WRIGHT, M.D.

AND

KENNETH M. ALO, M.D.

DATED AUGUST 27, 2004.

ADDENDUM TO MERGER AGREEMENT AND PLAN OF REORGANIZATION

This Addendum (the “Addendum”) is made and entered into this 27th day of August, 2004 with respect to that certain MERGER AGREEMENT AND PLAN OF REORGANIZATION (the “Merger Agreement”) entered into on April 29, 2004 (the “Execution Date”) by and among PAINCARE HOLDINGS, INC., a Florida corporation (“PainCare”), PAINCARE ACQUISITION COMPANY X, INC., a Florida corporation (“Subsidiary” or sometimes the “Surviving Corporation”), in which PainCare and the Subsidiary are sometimes referred to herein as the “Acquiring Companies”, and REW MERGER CORP., a Colorado corporation formerly known as Denver Pain Management, P.C. (the “Company”), and ROBERT E WRIGHT, M.D., an individual (“Dr. Wright”), KENNETH M. ALO, M.D., an individual (“Dr. Alo”), the WRIGHT NONGRANTOR TRUST (U/D/T 2004), an Irrevocable Nongrantor Trust (the “Dr. Wright Trust”), the R. E. WRIGHT FLP, a Nevada Limited Partnership (the “Dr. Wright Partnership”), the ALO NONGRANTOR TRUST, an Irrevocable Non-Grantor Trust (the “Dr. Alo Trust”), and the DELTA KMA TWO, FLP, a Nevada limited partnership (the “Dr. Alo Partnership”). Hereinafter Dr. Wright, the Dr. Wright Trust, the Dr. Wright Partnership, Dr. Alo, the Dr. Alo Trust and the Dr. Alo Partnership will collectively sometimes be referred to herein as the “Shareholder” or sometimes the “Sellers.” PainCare, the Subsidiary, and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties of desirous of amending and modifying certain provisions of the Merger Agreement as hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1. Transaction Consideration. Section 3 of the Merger Agreement is hereby deleted in its entirety and the following Section is inserted in its stead:

3. TRANSACTION CONSIDERATION.

3.1 Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) shall consist of (i) the Closing Consideration as set forth in Section 3.2 below and (ii) the Earnout Payment, if earned, as determined under Section 3.3 below.

3.2 Closing Consideration. The Closing Consideration which will be paid and delivered to the Sellers shall equal Seven Hundred Thousand and 00/100 Dollars ($700,000), which will be comprised of: (i) One Hundred Thousand and 00/100 Dollars ($100,000) in cash (the “Closing Cash”), plus (ii) Two Hundred Thousand (200,000) PainCare Shares, valued at Three Dollars and 00/100 Cents ($3.00) per share and having an aggregate value of Six Hundred Thousand and 00/100 Dollars ($600,000)(the “Closing PainCare Shares”). PainCare shall have the option of paying the Sellers Two Hundred Thousand and 00/100 Dollars ($200,000) in cash in lieu of delivering the Closing PainCare Shares. The Closing Cash shall be paid and delivered to the Shareholder no later than September 3, 2004 and the Closing PainCare Shares (or, at the election of PainCare $600,000 in cash) shall be paid and delivered to the Shareholder no later than September 3, 2004.

3.3 The Earnout Payment.

(a) General. PainCare hereby agrees to pay the Sellers within 60 days of the end of each of the three (3), twelve (12) month calendar periods beginning on May 1, 2004 (each such twelve (12) month calendar period shall be referred to herein as a “Formula Period”), such portion of the Merger Consideration that has been earned as calculated in Section 3.3(b) below. The Sellers hereby acknowledge and agree that the intended Installment Payments (as defined below) to be made by PainCare, if earned, are expressly subordinate to the rights and obligations to the Laurus Master Fund, Ltd. (‘Laurus”) as provided in those certain Securities Purchase Agreements, Security Agreements and Pledge Agreements between PainCare and Laurus dated February 27, 2004, March 22, 2004 and June 30, 2004. Payment of the Merger Consideration is secured by a pledge of Subsidiary’s stock pursuant to a Stock Pledge Agreement (the “PainCare Stock Pledge Agreement”).

(b) The Installment Payments. The amount of the Merger Consideration that PainCare will pay to the Sellers, if any, shall be calculated as follows:

(i) First, the consolidated Formula Period Profits of the Surviving Corporation and Denver Pain Management, P.C. (the “PC”) shall be determined as provided in Section 3.3(e)(ii) below;

(ii) Next, such Formula Period Profits shall be reduced by the amount of any Management Fees due the Surviving Corporation from PC (as set forth in that certain Management Services Agreement between the PC and the Subsidiary dated April 29, 2004) for such Formula Period which the independent certified public accountants of PainCare deem to be uncollectible; and

(iii) Next, if the remainder as calculated in Section 3.3(b)(ii) above is a positive number then multiply such remainder by 1.67 with the resulting product being the payment due and payable to the Sellers as provided in Section 3.3(c) below (hereinafter the “Installment Payment”).

An illustration of the forgoing formula is set forth in Exhibit “A” attached hereto and by this reference incorporated herein.

(c) Manner of Payment. Within sixty (60) days after the end of each Formula Period, PainCare shall prepare and deliver to Dr. Alo and Dr. Wright a financial statement presenting the consolidated Formula Period Profits (as defined below) of the Surviving Corporation and PC (the “Formula Period Profits Statement”). Ten (10) business days after delivery of the Formula Period Profits Statement, Dr. Alo and Dr. Wright shall in a written notice to PainCare either accept or describe in reasonable detail any proposed adjustments to the Formula Period Profits Statement and the reasons therefore, and shall include pertinent calculations. If Dr. Alo and Dr. Wright fail to deliver notice of acceptance or objection to the Formula Period Profits Statement within such ten (10) business day period, the Sellers shall be deemed to have accepted the Formula Period Profits Statement. If Dr. Alo and Dr. Wright accept or fail to object to the Formula Period Profits Statement within the ten (10) business day period set forth above, then within sixty (60) days after the end of the Formula Period, PainCare shall pay to the Sellers the Installment Payment (as determined in Section 3.3(b) above) as follows: (i) fifty percent (50%) of the Installment Payment shall be made in cash via wire transfer to a bank account(s) designated by Dr. Alo and Dr. Wright; and (ii) fifty percent (50%) of the Installment

Payment shall be made in PainCare Shares with the number of such shares determined by: dividing 50% of such Installment Payment by the Fair Market Value (as defined below) of one share of PainCare common stock as of the last day of such Formula Period. If in calculating the number of PainCare Shares such calculation results in a fractional share, such fraction shall be rounded up to the next nearest whole number.

In the event PainCare, Dr. Alo and Dr. Wright are not able to agree as to the amount of the Formula Period Profits within thirty (30) days from and after the receipt by PainCare of any objections raised by Dr. Alo and Dr. Wright, PainCare, Dr. Alo and Dr. Wright shall each have the right to require that such disputed determinations be submitted to an independent certified public accountant or accounting firm that PainCare shall select, for computation or verification in accordance with the provisions of this Agreement, and the Installment Payment shall be paid by PainCare to the Sellers within fifteen (15) days after receipt of the accountant’s computation or verification. The foregoing provisions for certified public accounting firm review shall be final and binding upon the Parties and there shall be no right of appeal from such decision.

(d) Earnout Cap. Notwithstanding anything to the contrary in this Section 3, in no event shall the aggregate amount of the Installment Payments otherwise earned pursuant to this Section plus the Closing Consideration exceed Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000).

(e) Definitions for Purposes of Section 3. For purposes of Section 3 of this Agreement:

(i) “Fair Market Value” shall mean:

(1) if the principal market for PainCare’s common stock is a national securities exchange, then the “Fair Market Value” of a PainCare Share shall equal the average closing price of such stock for the 30 day period ending on the date of the applicable Formula Period as reported by such exchange or on a composite tape reflecting transactions on such exchange; or

(2) if the principal market for PainCare’s common stock is not a national securities exchange, but the price of PainCare’s common stock is quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) Stock Market, and (A) actual closing price information is available with respect to such stock, then the “Fair Market Value” of a PainCare Share shall equal the average of the closing prices of such stock for the 30 day period ending on the date of the applicable Formula Period as reported by the NASDAQ Stock Market; or (B) if the actual closing price information is not available with respect to such shares, then the “Fair Market Value” of a PainCare Share shall equal the average bid prices of such stock for the 30 day period ending on the date of the applicable Formula Period as reported by the NASDAQ Stock Market; or

(3) if PainCare’s common stock is not trading on a national securities exchange and such stock is not quoted on NASDAQ, then the “Fair Market Value” of a PainCare Share shall equal average closing ask prices of such stock for the 30 day period ending on the date of the applicable Formula Period as reported by the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated, or a comparable service selected by PainCare; or

(4) if subsections (e)(i)(1)-(3) above are inapplicable or if no trades have been made or no quotes are available for such period with respect to the PainCare common stock, then the “Fair Market Value” of a PainCare Share shall be determined by an independent third party appraiser selected by PainCare. Within ten (10) days after the effective date of the appraiser’s appointment, the appraiser shall deliver an appraisal of the Fair Market Value of the PainCare Shares, which shall be binding and conclusive on the Parties. The cost of any appraisal hereunder shall be shared equally by the Parties, and each Party shall be responsible and financially liable for its or his own attorneys’ fees.

(5) Notwithstanding the Fair Market Value ascribed to the PainCare Shares pursuant to subsections 3.3(e)(1), (2), (3) or (4) above, in no event shall the Fair Market Value of a PainCare Share ever be less than Two and 50/00 Dollars ($2.50) per share.

(ii) “Formula Period Profits” shall mean the consolidated net earnings of the Surviving Corporation and PC before deductions for interest, taxes, depreciation and amortization (“EBITDA”) as calculated utilizing GAAP by PainCare’s independent certified public accountants for the applicable Formula Period where possible, and as calculated by PainCare for quarterly and less than quarterly periods for such Formula Period minus $420,000 until such time as the cumulative Formula Period Profits exceeds $420,000 at which point no further reduction shall be required. Notwithstanding the foregoing, the calculation of the Formula Period Profits shall not include any costs or expenses related to: (i) the corporate overhead of PainCare or other administrative or similar charges that PainCare might impose upon the Subsidiary or the PC, except those charges for services provided directly to and for the benefit of the Subsidiary or the PC; (ii) any non-recurring charges, losses, profits, gains, or non-cash adjustments not related to the ongoing operations of the Subsidiary’s business, including but not limited to discontinued operations, extraordinary items, acquisition costs and goodwill charges incurred in connection with the transactions contemplated hereby (excluding the write-off of any goodwill with respect to the Surviving Corporation in accordance with FASA 142), or unusual or infrequent items as such terms are defined pursuant to generally accepted accounting principles, (iii) any charge related to grants or exercises of options pursuant to employment or independent contractor agreements.

(f) Adjustments. Notwithstanding anything herein to the contrary, the cash portion of any Installment Payment otherwise due the Sellers pursuant to this Section shall be reduced by the amount of any cash payments, loans or advances made to or for the benefit of the PC by any one or more of the Acquiring Companies.

3. Redelivery of PainCare Shares. Pursuant to Section 3.2 of the Merger Agreement PainCare delivered to Arthur Graves, Esq., Six Hundred Sixty Seven Thousand Two Hundred Sixty (667,260) PainCare Shares (the “Closing PainCare Shares”). The Parties hereby agree and by virtue of this Addendum hereby direct Mr. Graves to redeliver free of all liens, claims and encumbrances to PainCare, for cancellation and return to its treasury, the Closing PainCare Shares. Upon delivery of such Shares, Mr. Graves shall be relieved of all duties and responsibilities under that certain Escrow Agreement dated April 29, 2004.

4. Merger Consideration. Except as otherwise provided herein all obligations of PainCare to pay or deliver any Merger or Transaction Consideration as provided in the Merger Agreement shall be deemed null and void and no Party shall have any right to any such Consideration.

5. Registration Rights. Section 2.14(a) of the Merger Agreement is hereby deleted in its entirety and shall no longer be of any force or effect. PainCare hereby agrees that on or before October 1, 2004 it will file an S-3 Registration Statement with the SEC and in connection with same, PainCare agrees to include in such Registration Statement the Closing PainCare Shares as well as a sufficient number of additional shares which may be paid to the Sellers pursuant to the Installment Payments, if earned. Notwithstanding the foregoing, the parties acknowledge and agree that PainCare will not include the PainCare Shares in the S-3 Registration Statement that it contemplates filing within the next several weeks pursuant to which, if effective, First Albany Capital and its syndicate intends to publicly sell on behalf of PainCare a certain number of PainCare common shares.

6. Rescission. Section 13 of the Merger Agreement is hereby deleted in its entirety and shall no longer be of any force or effect.

7. Administration of PC. The Parties hereby agree to appoint a mutually agreed upon Practice Administrator for the PC. In connection with such appointment, the following shall take place immediately:

A.	All parties which are presently authorized to withdraw, transfer or otherwise remove funds from the bank accounts and any other depository of PC shall be removed and the following individuals will be added as the only parties authorized to transact business with respect to such accounts (other than making deposits): The Practice Administrator, Dr. Alo, Dr. Wright, Clayton Swalstead and Katie White.

B.	The Practice Administrator shall supervise the billing of all PC patients;

C.	The Practice Administrator shall supervise the collections in the name of PC from all patients, insurance companies and all other payors;

D.	The Practice Administrator or his designee shall take possession of and endorse in the name of PC all cash, notes, checks, money orders, insurance payments, and any other instruments received as payment on the accounts receivable of PC;

E.	The Practice Administrator or his designee shall deposit all such collections directly into one or more PC or PainCare accounts;

F.	The Practice Administrator shall be entitled to make withdrawals, sign checks or otherwise transfer monies from the PC bank account(s) in amounts up to but not exceeding $2,500. For all withdrawals, checks or transfers in excess of $2,500, either Dr. Wright, Dr. Alo, Clayton Swalstead or Katie White shall be required to execute checks or drafts to consummate same. All such withdrawals, checks and transfers shall be done consistent with the provisions of that certain Management Services Agreement between the PC and the Subsidiary dated April 29, 2004 unless the parties shall otherwise agree in writing.

G.	The Practice Administrator shall use his best efforts to insure that the monies of PC and any other party will not be commingled with or paid to any other party unless approved by the parties in writing or otherwise allowed pursuant to the Transaction Documents.

H.	The Practice Administrator shall provide the parties with periodic (at least monthly) reporting as to the financial status of PC including, but not limited to, cash flow statements, billings, collections, cash receipts, accounts payable and other debts.

8. Audit The parties have retained the services of an independent auditor to audit and reconcile the books and records of PC, Metro Diagnostics and Dr. Wright, if necessary, in order to determine the amounts of any monies due the PC, PainCare, Dr. Wright, Metro Diagnostics and/or others including amounts owed as a result of the improper use, withdrawal and/or payments of PC funds (hereinafter the “Audit”). The findings of the auditors shall not be binding upon the parties. All costs and expenses associated with such Audit shall be the obligation of PainCare. Upon the completion of the Audit, the owing party will pay any amounts due within 30 days of the parties agreeing to the audit or otherwise reaching a final agreement as to the amount of the monies owed. Until such time as the Audit is complete and a determination of whether any monies are due Dr. Wright, Metro Diagnostics or any affiliated party, no payments or transfers of any monies from any account of PC will be made to Dr. Wright, his spouse, Metro Diagnostics or any affiliated party other than amounts collected by PC with respect to receivables of Metro Diagnostics. Such collections shall be remitted to Metro Diagnostics within one week of the receipt of same by PC.

9. Lien Removal. Dr. Wright shall immediately cause KeyBank to release all liens on the assets of PC and PainCare.

10. Cancellation of Notes. Dr. Wright will immediately cause the cancellation all promissory notes issued by PC in favor of Metro Diagnostics, Dr. Wright and/or any affiliated party (the “Wright Parties”) and will execute such documents as may be reasonably required to reflect that neither PC or PainCare owes Dr. Wright or any affiliated party any monies other than as may be required to be paid pursuant to the Transaction Documents or the Audit, if any.

11. Counterparts. This Addendum may be executed in counterparts, all of which taken together shall be deemed one original.

12. Effect of Addendum. Except as otherwise provided herein, the terms and conditions of the Merger Agreement, the Management Agreement and all other transaction documents shall remain unchanged and are hereby republished in their entirety subject to the modifications set forth herein.

13. Definitions. Unless otherwise specifically stated otherwise, the defined terms in this Addendum shall have the same meaning as the defined terms in the Merger Agreement.

14. Termination of Pledge Agreement. Dr. Wright (as Pledgor) and PainCare (as Pledgee) entered into that certain Security and Pledge Agreement on or about April 29, 2004 (the “Pledge Agreement”). The parties hereby agree that effective as of this date, the Pledge Agreement shall be effectively terminated and as a result, no party shall hereafter have any rights, duties, obligations, and/or claims with respect to each other with respect to such Pledge Agreement and PainCare shall have no right, title or interest in or to the collateral described therein.

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IN WITNESS WHEREOF, the Parties hereto have executed this Addendum as of the date first above written.

PAINCARE:

PAINCARE HOLDINGS, INC., a Florida corporation

By:	/s/ Randy Lubinsky
Print:	Randy Lubinsky
Its:	CEO

ACQUISITION:

PAINCARE ACQUISITION COMPANY X, INC., a Florida corporation

By:	/s/ Randy Lubinsky
Print:	Randy Lubinsky
Its:	CEO

DENVER PAIN MANAGEMENT, P.C.

By:	/s/ Robert E. Wright, M.D.
Robert E. Wright, M.D.
President and Secretary

SHAREHOLDERS:

/s/ Robert E. Wright, M.D.	/s/ Kenneth M. Alo, M.D.
Robert E. Wright, M.D.	Kenneth M. Alo, M.D.

R. E. WRIGHT, FLP	DELTA KMA TWO, FLP,
a Nevada Limited Partnership	a Nevada Limited Partnership

By:	/s/ Robert W. Wright, M.D.	By:	/s/ Kenneth M. Alo, M.D.
	Robert W. Wright, Manager		Kenneth Mark Alo, Manager
	Of R.E. WRIGHT GROUP, LLC, as		Of ALPHA TWO, LLC, as
	General Partner		General Partner

WRIGHT NONGRANTOR		ALO NONGRANTOR TRUST
TRUST (U/D/T 2004)		a Non-Grantor’s Trust

By:	/s/ Arthur A. Graves, III	By:	/s/ Robert C. San Luis
	Arthur A. Graves, III, President		Robert C. San Luis, as Trustee
First Trustee Fiduciary Services, Inc.,
As Trustee

EXHIBIT “A”